EXHIBIT 99.1

Wednesday, January 24, 2024

Contact:	Jason Long, CFO and Secretary
(804) 843-2360

C&F Financial Corporation

Announces Net Income for 2023

Toano, Va., January 24, 2024—C&F Financial Corporation (the Corporation) (NASDAQ: CFFI), the holding company for C&F Bank, today reported consolidated net income of $23.7 million for the year ended December 31, 2023, compared to $29.4 million for the year ended December 31, 2022. Included in net income for the year ended December 31, 2022 were the effects of real estate disposal activity related to branch consolidation and a change in accounting policy election related to the fair value of certain equity investments. Adjusted net income, a non-GAAP financial measure, was $23.7 million for the year ended December 31, 2023 compared to $27.0 million for the year ended December 31, 2022, which excludes the effects of the items mentioned above. The following table presents selected financial performance highlights for the periods indicated:

	Reported (GAAP)		Adjusted (non-GAAP)[1]
	For The Year Ended		For The Year Ended
Consolidated Financial Highlights (unaudited)	12/31/2023	12/31/2022	12/31/2023	12/31/2022
Net income (000's)	$23,746	$29,369	$23,746	$26,990
Earnings per share - basic and diluted	$6.92	$8.29	$6.92	$7.61
Return on average assets	0.99%	1.27%	0.99%	1.16%
Return on average equity	11.68%	14.84%	11.68%	13.64%
Return on average tangible common equity[1]	13.58%	17.31%	13.58%	15.92%

________________________

1 For more information about these non-GAAP financial measures, which are not calculated in accordance with generally accepted accounting principles (GAAP), please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below. The Corporation uses non-GAAP measures of financial performance to provide meaningful information about operating performance to investors by excluding the effects of certain items that management does not expect to have an ongoing impact on consolidated net income.  Adjusted net income for the year ended December 31, 2022 and for the fourth quarter of 2022 exclude the effects of real estate disposal activity related to branch consolidation and a change in accounting policy election. No such effects impacted the Corporation’s financial results for the quarter and year ended December 31, 2023.

The Corporation reported quarterly consolidated net income of $5.1 million for the fourth quarter of 2023, compared to $10.3 million for the fourth quarter of 2022. Adjusted net income for the fourth quarter of 2023 was 5.1 million compared to $8.0 million for the fourth quarter of 2022, which excludes the effects of the items mentioned above.

	Reported (GAAP)		Adjusted (non-GAAP)[1]
	For The Quarter Ended		For The Quarter Ended
Consolidated Financial Highlights (unaudited)	12/31/2023	12/31/2022	12/31/2023	12/31/2022
Net income (000's)	$5,088	$10,306	$5,088	$7,990
Earnings per share - basic and diluted	$1.50	$2.97	$1.50	$2.30
Annualized return on average assets	0.85%	1.77%	0.85%	1.37%
Annualized return on average equity	10.06%	21.92%	10.06%	16.99%
Annualized return on average tangible common equity	11.74%	25.84%	11.74%	20.07%

Tom Cherry, President and Chief Executive Officer of C&F Financial Corporation, commented, “2023 will be remembered as one of the more tumultuous years in U.S. banking history and yet still successful by many measures for C&F. Despite the difficulties within the industry, including liquidity pressures, persistent inflation, and a very challenging interest rate environment, all of our business segments remained profitable for the full year and we were able to grow both earning assets and deposits. We believe 2024 and beyond hold many opportunities for C&F, regardless of the uncertainties surrounding the future economic environment.”

Key highlights for the fourth quarter and the year ended December 31, 2023 are as follows.

●	Community banking segment loans grew $27.1 million, or 8.7 percent annualized, and $113.2 million, or 9.8 percent, compared to September 30, 2023 and December 31, 2022, respectively;
●	Consumer finance segment loans decreased $2.7 million, or 2.3 percent annualized, and $6.0 million, or 1.3 percent, compared to September 30, 2023 and December 31, 2022, respectively;
●	Deposits increased $37.7 million, or 7.4 percent annualized, and $62.3 million, or 3.1 percent, compared to September 30, 2023 and December 31, 2022, respectively;
●	The community banking segment recorded provision for credit losses of $75,000 and $100,000 for the fourth quarters of 2023 and 2022, respectively, and recorded provision for credit losses of $1.6 million and net reversals of provision for credit losses of $600,000 for the years ended December 31, 2023 and 2022, respectively;
●	The consumer finance segment recorded provision for credit losses of $2.4 million and $1.7 million for the fourth quarters of 2023 and 2022, respectively, and recorded provision for credit losses of $6.7 million and $3.7 million for the years ended December 31, 2023 and 2022, respectively;
●	Consolidated annualized net interest margin was 4.17 percent for the fourth quarter of 2023 compared to 4.65 percent for the fourth quarter of 2022 and 4.29 percent in the third quarter of 2023. Consolidated net interest margin was 4.31 percent for the year ended December 31, 2023 compared to 4.27 percent for the year ended December 31, 2022;
●	The consumer finance segment experienced net charge-offs at an annualized rate of 2.72 percent of average total loans for the fourth quarter of 2023 compared to 1.66 percent for the fourth quarter of 2022 and 1.99 percent for the third quarter of 2023. Net charge-offs as a percentage of average total loans were 1.99 percent for the year ended December 31, 2023, compared to 0.59 percent for the year ended December 31, 2022;
●	Mortgage banking segment loan originations decreased $13.8 million, or 12.3 percent, to $98.2 million for the fourth quarter of 2023 compared to the fourth quarter of 2022 and decreased $198.5 million, or 28.5 percent, to $498.8 million for the year ended December 31, 2023 compared to the year ended December 31, 2022; and
●	On January 1, 2023, the Corporation adopted the Current Expected Credit Loss (CECL) methodology for estimating credit losses, which resulted in a decrease to opening retained earnings of $1.1 million.

Community Banking Segment.  The community banking segment reported net income of $5.2 million and $22.9 million for the fourth quarter and year ended December 31, 2023, respectively, compared to $10.6 million and $24.4 million, respectively, for the same periods in 2022, due primarily to:

●	higher interest expense due primarily to higher rates on deposits and higher borrowing balances at higher rates;
●	lower income related to investments in other equity interests for the fourth quarter and year ended December 31, 2023, as $2.7 million of other income was recognized upon a change in accounting policy election for certain equity investments in the fourth quarter of 2022 that was not repeated in 2023;
●	provision for credit losses of $75,000 and $1.6 million for the fourth quarter and year ended December 31, 2023, respectively, compared to $100,000 provision for credit losses and a net reversal of provision for credit losses of $600,000 for the fourth quarter and year ended December 31, 2022, respectively;
●	higher salaries and employee benefits expense, which have generally increased in line with employment market conditions;
●	higher Federal Deposit Insurance Corporation (FDIC) assessment expenses, due primarily to statutory increases applicable to all insured depository institutions;
●	higher costs related to the implementation of a new loan origination system;
●	higher debit and credit card interchange processing expenses; and
●	no gains recognized during the fourth quarter and year ended December 31, 2023 for real estate disposal activity related to branch consolidation as compared to $165,000 and $228,000 recognized during the fourth quarter and year ended December 31, 2022, respectively;

partially offset by:

●	higher interest income resulting from the effects of rising interest rates on asset yields, including on variable rate loans to the consumer finance segment, and higher average balances of loans.

Adjusted net income for the community banking segment, which excludes the effects of real estate disposal activity related to branch consolidation and a change in accounting policy election related to the fair value of certain equity investments, was $5.2 million for the fourth quarter of 2023, compared to $8.3 million for the fourth quarter of 2022, and was $22.9 million for the year ended December 31, 2023, compared to $22.0 million for the year ended December 31, 2022.

Average loans increased $114.9 million, or 10.1 percent, for the fourth quarter of 2023 and increased $137.2 million, or 12.7 percent, for the year ended December 31, 2023, compared to the same periods in 2022, primarily from growth in the commercial real estate and residential mortgage segments of the loan portfolio. Average deposits increased $12.8 million, or less than one percent, for the fourth quarter of 2023 and increased $8.3 million, or less than one percent, for the year ended December 31, 2023, compared to the same periods in 2022.  Although average deposits have remained relatively unchanged compared to prior periods, there has been a shift in the mix with noninterest-bearing, money market and savings accounts decreasing while time deposits have increased. Average deposits increased $26.5 million, or 5.2 percent annualized, for the fourth quarter of 2023 compared to the third quarter of 2023.

Average loan yields and average costs of interest-bearing deposits were higher for the fourth quarter and year ended December 31, 2023 compared to the same periods of 2022, due primarily to the effects of rising interest rates as market interest rates rose in 2022 and in 2023. While the community banking segment expects loan yields to continue to rise, management expects costs of deposits to increase faster as time deposits reprice, which management expects to drive net interest margin lower in the first part of 2024.

The community banking segment’s nonaccrual loans were $406,000 at December 31, 2023 compared to $115,000 at December 31, 2022.  The community banking segment recorded provision for credit losses of $75,000 and $100,000 for the fourth quarters of 2023 and 2022, respectively. The community banking segment recorded provision for credit losses of $1.6 million for the year ended December 31, 2023 compared to a net reversal of provision for credit losses of $600,000 for the year ended December 31, 2022. The increase is due primarily to growth in the loan portfolio and the resolution of certain impaired loans in 2022, which resulted in the reversal of specific reserves with no losses being realized. At December 31, 2023, the allowance for credit losses increased to $16.1 million, compared to $14.5 million at December 31, 2022, due primarily to growth in the loan portfolio and the adoption of the CECL model, which resulted in an implementation adjustment on January 1, 2023 of $85,000. Management believes that the level of the allowance for credit losses is adequate to reflect the net amount expected to be collected.

Mortgage Banking Segment.  The mortgage banking segment reported a net loss of $103,000 for the fourth quarter of 2023 compared to a net loss of $462,000 for same period in 2022 due primarily to:

●	lower variable expenses tied to mortgage loan origination volume such as commissions and bonuses, reported in salaries and employee benefits, as well as mortgage banking loan processing expenses and data processing expenses;
●	higher reversal of provision for indemnifications; and
●	lower salaries and employee benefits, occupancy expense and other expenses due to an effort to reduce overhead costs as mortgage loan origination volume has decreased;

partially offset by:

●	lower volume of mortgage loan originations.

The mortgage banking segment reported net income of $465,000 for the year ended December 31, 2023 compared to net income of $1.2 million for the same period in 2022 due primarily to:

●	lower volume of mortgage loan originations; and
●	lower reversal of provision for indemnifications;

partially offset by:

●	lower variable expenses tied to mortgage loan origination volume such as commissions and bonuses, reported in salaries and employee benefits, as well as mortgage banking loan processing expenses and data processing expenses;
●	higher mortgage lender services income due to an increase in the number of institutional customers served and the types of services provided; and

●	lower salaries and employee benefits, occupancy expense and other expenses due to an effort to reduce overhead costs as mortgage loan origination volume has decreased.

The rapid rise in mortgage interest rates during 2022 and 2023, combined with higher home prices and lower levels of inventory, has led to a substantial decline in mortgage loan originations for the mortgage industry during 2023 as compared to 2022.  Mortgage loan originations for the mortgage banking segment were $98.2 million for the fourth quarter of 2023, comprised of $12.5 million refinancings and $85.7 million home purchases, compared to $112.1 million, comprised of $13.4 million refinancings and $98.7 million home purchases, for same period in 2022. Mortgage loan originations for the mortgage banking segment were $498.8 million for the year ended December 31, 2023, comprised of $52.7 million refinancings and $446.1 million home purchases, compared to $697.3 million, comprised of $105.4 million refinancings and $591.9 million home purchases, for same period in 2022. Mortgage loan originations in the fourth quarter of 2023 decreased $31.4 million compared to the third quarter of 2023 due to normal industry seasonal fluctuations, low level of inventory, and the current mortgage interest rate environment.

During the fourth quarter and year ended December 31, 2023, the mortgage banking segment recorded a reversal of provision for indemnification losses of $150,000 and $585,000, respectively, compared to no provision for indemnification losses and a reversal of provision for indemnification losses of $858,000, respectively, in the same periods of 2022. The mortgage banking segment increased reserves for indemnification losses during 2020 based on widespread forbearance on mortgage loans and economic uncertainty related to the COVID-19 pandemic. The release of indemnification reserves in 2022 and 2023 was due primarily to improvement in the mortgage banking segment’s assessment of borrower payment performance and other factors affecting expected losses on mortgage loans sold in the secondary market, such as time since origination. Management believes that the indemnification reserve is sufficient to absorb losses related to loans that have been sold in the secondary market.

Consumer Finance Segment.  The consumer finance segment reported net income of $618,000 and $2.9 million for the fourth quarter and year ended December 31, 2023, respectively, compared to net income of $795,000 and $6.8 million, respectively, for the same periods in 2022, resulting in a decrease of $177,000 and $3.9 million, respectively, due primarily to:

●	higher interest expense on variable rate borrowings from the community banking segment as a result of increased market interest rates; and
●	higher provision for credit losses as a result of increased net charge-offs;

partially offset by:

●	higher interest income resulting from higher average balances of interest-earning assets for the year ended December 31, 2023 compared to the year ended December 31, 2022, and from the effects of rising market interest rates for both the fourth quarter and year ended December 31, 2023, compared to the same periods in 2022.

Average loans decreased $1.3 million, or less than one percent, for the fourth quarter of 2023 and increased $42.4 million, or 9.8 percent, for the year ended December 31, 2023, compared to the same periods in 2022.  The consumer finance segment experienced net charge-offs of 1.99 percent of average total loans for the year ended December 31, 2023, compared to 0.59 percent for the year ended December 31, 2022, due primarily to an increase in the number of delinquent loans, a decline in wholesale values of used automobiles from a peak during the COVID-19 pandemic and challenges in repossessing automobiles due to a decline in the number of repossession agencies, which results in a fully charged-off loan when an automobile cannot be repossessed. At December 31, 2023, total delinquent loans as a percentage of total loans was 4.09 percent, compared to 2.78 percent at December 31, 2022 and 3.30 percent at September 30, 2023. Delinquency rates have continued to move in the direction of pre-pandemic levels, due in part to the passage of time since the expiration of stimulus and enhanced unemployment benefits that benefitted borrowers. The allowance for credit losses was $23.6 million at December 31, 2023, compared to $26.0 million at December 31, 2022. The allowance for credit losses as a percentage of total loans decreased to 5.03 percent at December 31, 2023 from 5.47 percent and 5.18 percent at December 31, 2022 and September 30, 2023, respectively, primarily as a result of growth in loans with stronger credit quality while balances of loans with lower credit quality declined, partially offset by the adoption of CECL, which resulted in an implementation adjustment on January 1, 2023 of $406,000. Management believes that the level of the allowance for credit losses is adequate to reflect the net amount expected to be collected. If loan performance deteriorates resulting in continued elevated delinquencies or net charge-offs, the provision for credit losses may increase in future periods.

Liquidity. The objective of the Corporation’s liquidity management is to ensure the continuous availability of funds to satisfy the credit needs of our customers and the demands of our depositors, creditors and investors. Uninsured deposits represent an estimate of amounts above the FDIC insurance coverage limit of $250,000. As of December 31, 2023, the Corporation’s uninsured deposits, excluding intercompany cash holdings and municipal deposits which are secured with pledged securities, were approximately $404.1 million, or 19.6 percent of total deposits.  The Corporation’s liquid assets, which include cash and due from banks, interest-bearing deposits at other banks and nonpledged securities available for sale, were $338.8 million and borrowing availability was $495.1 million as of December 31, 2023, which in total exceed uninsured deposits, excluding intercompany cash holdings and secured municipal deposits, by $429.7 million as of December 31, 2023.

In addition to deposits, the Corporation utilizes short-term and long-term borrowings as sources of funds. Short-term borrowings from the Federal Reserve Bank and the Federal Home loan Bank of Atlanta (FHLB) may be used to fund the Corporation’s day-to-day operations. Short-term borrowings also include securities sold under agreements to repurchase.  Borrowings increased to $109.5 million at December 31, 2023 from $92.1 million at December 31, 2022, due primarily to higher short-term borrowings from the FHLB. Borrowings decreased $37.5 million from $147.0 million at September 30, 2023.

Additional sources of liquidity available to the Corporation include cash flows from operations, loan payments and payoffs, deposit growth, maturities, calls and sales of securities and the issuance of brokered certificates of deposit.

Capital and Dividends.  The Corporation declared cash dividends during the year ended December 31, 2023 totaling $1.76 per share, including a quarterly cash dividend of 44 cents per share during the fourth quarter of 2023, which was paid on January 1, 2024. These dividends represent a payout ratio of 29.3 percent of earnings per share for the fourth quarter of 2023 and 25.4 percent of earnings per share for the year ended December 31, 2023.  The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

Total consolidated equity increased $20.9 million at December 31, 2023 compared to December 31, 2022, due primarily to net income and lower unrealized losses in the market value of securities available for sale, which are recognized as a component of other comprehensive loss, partially offset by share repurchases, dividends paid on the Corporation’s common stock, and the Corporation’s adoption of the CECL methodology for estimating credit losses, which resulted in a decrease to opening retained earnings of $1.1 million. The Corporation’s securities available for sale are fixed income debt securities, and their unrealized loss position is a result of rising market interest rates since they were purchased. The Corporation expects to recover its investments in debt securities through scheduled payments of principal and interest, and unrealized losses are not expected to affect the earnings or regulatory capital of the Corporation or C&F Bank. The accumulated other comprehensive loss related to the Corporation’s securities available for sale decreased to $25.0 million at December 31, 2023, compared to $35.2 million at December 31, 2022, due primarily to a decrease in debt security market interest rates.

As of December 31, 2023, the most recent notification from the FDIC categorized the C&F Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized under regulations applicable at December 31, 2023, C&F Bank was required to maintain minimum total risk-based, Tier 1 risk-based, CET1 risk-based and Tier 1 leverage ratios. In addition to the regulatory risk-based capital requirements, C&F Bank must maintain a capital conservation buffer of additional capital of 2.5 percent of risk-weighted assets as required by the Basel III capital rules.  The Corporation and C&F Bank exceeded these ratios at December 31, 2023. For additional information, see “Capital Ratios” below.  The above mentioned ratios are not impacted by unrealized losses on securities available for sale. In the event that all of these unrealized losses became realized into earnings, the Corporation and C&F Bank would both continue to exceed minimum capital requirements, including the capital conservation buffer, and be considered well capitalized.

In November 2022, the Board of Directors authorized a program, effective December 1, 2022, to repurchase up to $10.0 million of the Corporation’s common stock through December 31, 2023. During the fourth quarter of 2023, the Corporation repurchased 20,500 shares, or $1.1 million, of its common stock under this share repurchase program. In December 2023, the Board of Directors authorized a program, effective January 1, 2024, to repurchase up to $10.0 million of the Corporation’s common stock through December 31, 2024.

About C&F Financial Corporation.  The Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $56.16 per share on January 23, 2024.  At December 31, 2023, the book value per share of the Corporation was $64.16 and the tangible book value per share was $56.28.  For more information about the Corporation’s tangible book value per share, which is not calculated in accordance with GAAP, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

C&F Bank operates 31 banking offices and four commercial loan offices located throughout eastern and central Virginia and offers full wealth management services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia, Maryland, North Carolina, South Carolina and West Virginia. C&F Finance Company provides automobile, marine and recreational vehicle loans through indirect lending programs offered in Alabama, Colorado, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Minnesota, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia from its headquarters in Henrico, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission (SEC), are available on the Corporation’s website at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to GAAP in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include adjusted net income, adjusted earnings per share, adjusted return on average equity, adjusted return on average assets, return on average tangible common equity (ROTCE), adjusted ROTCE, tangible book value per share, price to tangible book value ratio, and the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that the use of these non-GAAP measures provides meaningful information about operating performance by enhancing comparability with other financial periods, other financial institutions, and between different sources of interest income. The non-GAAP measures used by management enhance comparability by excluding the effects of balances of intangible assets, including goodwill, that vary significantly between institutions, and tax benefits that are not consistent across different opportunities for investment. These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.  This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management, and reflect management’s current views with respect to certain events that could have an impact on the Corporation’s future financial performance.  These statements, including without limitation statements made in Mr. Cherry’s quote and statements regarding future interest rates and conditions in the Corporation’s industries and markets, relate to expectations concerning matters that are not historical fact, may express “belief,” “intention,” “expectation,” “potential” and similar expressions, and may use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “may,” “might,” “will,” “intend,” “target,” “should,” “could,” or similar expressions.   These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release may include, without limitation, statements regarding expected future operations and financial performance, expected future recovery of investments in debt securities, future dividend payments, strategic business initiatives and the anticipated effects thereof, changes in interest rates and the effects thereof on net interest income, mortgage loan originations, expectations regarding C&F Bank’s regulatory risk-based capital requirement levels, technology initiatives, our diversified business strategy, asset quality, credit quality, adequacy of allowances for credit losses and the level of future charge-offs, adequacy of the reserve for indemnification losses related to loans sold in the secondary market, the effect of future market and industry trends, the effects of future interest rate fluctuations, cybersecurity risks, and inflation. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in:

●	interest rates, such as volatility in short-term interest rates or yields on U.S. Treasury bonds, increases in interest rates following actions by the Federal Reserve and increases or volatility in mortgage interest rates
●	general business conditions, as well as conditions within the financial markets
●	general economic conditions, including unemployment levels, inflation rates, supply chain disruptions and slowdowns in economic growth
●	market disruptions including pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises, war and other military conflicts (including the ongoing military conflicts between Russia and Ukraine and in the Middle East) or other major events, or the prospect of these events
●	developments impacting the financial services industry, such as bank failures or concerns involving liquidity
●	attracting, hiring, training, motivating and retaining qualified employees
●	the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (the CFPB) and the regulatory and enforcement activities of the CFPB
●	monetary and fiscal policies of the U.S. Government, including policies of the FDIC, U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System (the Federal Reserve Board), and the effect of these policies on interest rates and business in our markets
●	demand for financial services in the Corporation’s market area
●	the value of securities held in the Corporation’s investment portfolios
●	the quality or composition of the loan portfolios and the value of the collateral securing those loans
●	the inventory level, demand and fluctuations in the pricing of used automobiles, including sales prices of repossessed vehicles
●	the level of automobile loan delinquencies or defaults and our ability to repossess automobiles securing delinquent automobile finance installment contracts
●	the level of net charge-offs on loans and the adequacy of our allowance for credit losses
●	the level of indemnification losses related to mortgage loans sold
●	demand for loan products
●	deposit flows
●	the strength of the Corporation’s counterparties
●	the soundness of other financial institutions and any indirect exposure related to the closing of other financial institutions and their impact on the broader market through other customers, suppliers and partners, or that the conditions which resulted in the liquidity concerns experienced by closed financial institutions may also adversely impact, directly or indirectly, other financial institutions and market participants with which the Corporation has commercial or deposit relationships
●	competition from both banks and non-banks, including competition in the non-prime automobile finance markets
●	reliance on third parties for key services
●	the commercial and residential real estate markets
●	the demand for residential mortgages and conditions in the secondary residential mortgage loan markets
●	the Corporation’s technology initiatives and other strategic initiatives
●	the Corporation’s branch expansions and consolidations
●	cyber threats, attacks or events
●	expansion of C&F Bank’s product offerings
●	accounting principles, policies and guidelines, and elections by the Corporation thereunder, including, for example, our adoption of the CECL methodology and the potential volatility in the Corporation’s operating results due to the application of the CECL methodology

These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022 and the Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, and other reports filed with the SEC. The Corporation undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

C&F Financial Corporation

Selected Financial Information

(dollars in thousands, except for per share data)

(unaudited)

Financial Condition	12/31/2023	12/31/2022
Interest-bearing deposits in other banks	$58,777	$7,051
Investment securities - available for sale, at fair value	462,444	512,591
Loans held for sale, at fair value	14,176	14,259
Loans, net:
Community Banking segment	1,257,557	1,145,940
Mortgage Banking segment	-	671
Consumer Finance segment	444,931	448,589
Total assets	2,438,498	2,332,317
Deposits	2,066,130	2,003,860
Repurchase agreements	30,705	34,481
Other borrowings	78,834	57,603
Total equity	217,516	196,233

	For The		For The
	Quarter Ended		Year Ended
Results of Operations	12/31/2023	12/31/2022	12/31/2023	12/31/2022
Interest income	$32,408	$28,405	$124,137	$101,354
Interest expense	8,466	2,428	26,430	7,890
Provision for credit losses:
Community Banking segment	75	100	1,625	(600)
Mortgage Banking segment	-	-	-	32
Consumer Finance segment	2,400	1,670	6,650	3,740
Noninterest income:
Gains on sales of loans	850	735	5,780	7,498
Other	6,953	9,226	23,835	20,984
Noninterest expenses:
Salaries and employee benefits	14,035	13,167	54,876	47,867
Other	9,038	8,244	35,007	33,943
Income tax expense	1,109	2,451	5,418	7,595
Net income	5,088	10,306	23,746	29,369

Fully-taxable equivalent (FTE) amounts[1]
Interest income on loans-FTE	29,147	25,311	111,146	90,987
Interest income on securities-FTE	3,121	3,019	12,710	9,674
Total interest income-FTE	32,677	28,587	125,101	101,939
Net interest income-FTE	24,211	26,159	98,671	94,049

________________________

1For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	For the Quarter Ended
	12/31/2023			12/31/2022
	Average	Income/	Yield/	Average	Income/	Yield/
Yield Analysis	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Securities:
Taxable	$392,368	$2,093	2.13%	$463,173	$2,354	2.03%
Tax-exempt	118,263	1,028	3.48	90,142	665	2.95
Total securities	510,631	3,121	2.44	553,315	3,019	2.18
Loans:
Community banking segment	1,257,418	16,813	5.30	1,142,543	13,483	4.68
Mortgage banking segment	22,288	383	6.82	23,611	362	6.08
Consumer finance segment	471,355	11,951	10.06	472,614	11,466	9.63
Total loans	1,751,061	29,147	6.60	1,638,768	25,311	6.13
Interest-bearing deposits in other banks	42,114	409	3.85	40,522	257	2.52
Total earning assets	2,303,806	32,677	5.63	2,232,605	28,587	5.08
Allowance for credit losses	(40,614)			(41,450)
Total non-earning assets	142,252			141,775
Total assets	$2,405,444			$2,332,930

Liabilities and Equity
Interest-bearing deposits:
Interest-bearing demand deposits	$341,243	556	0.65	$356,943	468	0.52
Money market deposit accounts	299,712	896	1.19	388,392	314	0.32
Savings accounts	194,476	33	0.07	235,191	31	0.05
Certificates of deposit	635,702	5,665	3.54	382,191	926	0.96
Total interest-bearing deposits	1,471,133	7,150	1.93	1,362,717	1,739	0.51
Borrowings:
Repurchase agreements	33,418	126	1.51	35,963	59	0.66
Other borrowings	98,875	1,190	4.81	55,866	630	4.51
Total borrowings	132,293	1,316	3.98	91,829	689	3.00
Total interest-bearing liabilities	1,603,426	8,466	2.10	1,454,546	2,428	0.66
Noninterest-bearing demand deposits	554,321			649,951
Other liabilities	45,462			40,363
Total liabilities	2,203,209			2,144,860
Equity	202,235			188,070
Total liabilities and equity	$2,405,444			$2,332,930
Net interest income		$24,211			$26,159
Interest rate spread			3.53%			4.42%
Interest expense to average earning assets			1.46%			0.43%
Net interest margin			4.17%			4.65%

	For the Year Ended
	12/31/2023			12/31/2022
	Average	Income/	Yield/	Average	Income/	Yield/
Yield Analysis	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Securities:
Taxable	$428,895	$9,110	2.12%	$415,669	$7,620	1.83%
Tax-exempt	108,006	3,600	3.33	77,052	2,054	2.67
Total securities	536,901	12,710	2.37	492,721	9,674	1.96
Loans:
Community banking segment	1,214,143	62,188	5.12	1,076,948	46,510	4.32
Mortgage banking segment	25,598	1,695	6.62	46,185	2,036	4.41
Consumer finance segment	473,885	47,263	9.97	431,470	42,441	9.84
Total loans	1,713,626	111,146	6.49	1,554,603	90,987	5.85
Interest-bearing deposits in other banks	35,351	1,245	3.52	153,398	1,278	0.83
Total earning assets	2,285,878	125,101	5.47	2,200,722	101,939	4.63
Allowance for loan losses	(41,047)			(40,878)
Total non-earning assets	148,666			159,839
Total assets	$2,393,497			$2,319,683

Liabilities and Equity
Interest-bearing deposits:
Interest-bearing demand deposits	$354,643	2,134	0.60	$350,996	1,063	0.30
Money market deposit accounts	317,601	3,017	0.95	390,235	1,043	0.27
Savings accounts	209,033	124	0.06	231,317	122	0.05
Certificates of deposit	541,252	15,112	2.79	392,579	2,996	0.76
Total interest-bearing deposits	1,422,529	20,387	1.43	1,365,127	5,224	0.38
Borrowings:
Repurchase agreements	32,393	399	1.23	35,544	180	0.51
Other borrowings	116,908	5,644	4.83	55,701	2,486	4.46
Total borrowings	149,301	6,043	4.05	91,245	2,666	2.92
Total interest-bearing liabilities	1,571,830	26,430	1.68	1,456,372	7,890	0.54
Noninterest-bearing demand deposits	575,452			624,581
Other liabilities	42,954			40,854
Total liabilities	2,190,236			2,121,807
Equity	203,261			197,876
Total liabilities and equity	$2,393,497			$2,319,683
Net interest income		$98,671			$94,049
Interest rate spread			3.79%			4.09%
Interest expense to average earning assets			1.16%			0.36%
Net interest margin			4.31%			4.27%

	12/31/2023
Funding Sources	Capacity	Outstanding	Available
Unsecured federal funds agreements	$75,000	$18	$74,982
Borrowings from FHLB	228,382	27,500	200,882
Borrowings from Federal Reserve Bank	219,244	—	219,244
Total	$522,626	$27,518	$495,108

Asset Quality[1]	12/31/2023	12/31/2022
Community Banking
Total loans	$1,273,629	$1,160,454
Nonaccrual loans	$406	$115
Impaired loans	n/a	$823

Allowance for credit losses (ACL)	$16,072	$14,513
Nonaccrual loans to total loans	0.03%	0.01%
ACL to total loans	1.26%	1.25%
ACL to nonaccrual loans	3,958.62%	12,620.00%
Year-to-date net charge-offs to average loans	0.01%	0.02%

Mortgage Banking[2]
Total loans	$-	$707
Nonaccrual loans	$-	$149
ACL	$-	$36
Nonaccrual loans to total loans	-%	21.07%
ACL to total loans	-%	5.09%
ACL to nonaccrual loans	-%	24.16%
Year-to-date net charge-offs to average loans	-%	-%

Consumer Finance
Total loans	$468,510	$474,557
Nonaccrual loans	$892	$925
Repossessed assets	$646	$352
ACL	$23,579	$25,969
Nonaccrual loans to total loans	0.19%	0.19%
ACL to total loans	5.03%	5.47%
ACL to nonaccrual loans	2,643.39%	2,807.46%
Year-to-date net charge-offs to average loans	1.99%	0.59%

________________________

1	Current period balances and ratios presented based upon current, post-CECL implementation GAAP whereas prior period balances and ratios presented based upon the applicable GAAP at that time.
2	All loans have been transferred to the community banking segment. Total loans does not include loans held for sale.

	For The		For The
	Quarter Ended		Year Ended
Other Performance Data	12/31/2023	12/31/2022	12/31/2023	12/31/2022
Net Income (Loss):
Community Banking	$5,186	$10,620	$22,928	$24,374
Mortgage Banking	(103)	(462)	465	1,210
Consumer Finance	618	795	2,879	6,831
Other[1]	(613)	(647)	(2,526)	(3,046)
Total	$5,088	$10,306	$23,746	$29,369

Net income attributable to C&F Financial Corporation	$5,068	$10,308	$23,604	$29,159

Earnings per share - basic and diluted	$1.50	$2.97	$6.92	$8.29
Weighted average shares outstanding - basic and diluted	3,367,931	3,475,716	3,411,995	3,517,114

Annualized return on average assets	0.85%	1.77%	0.99%	1.27%
Annualized return on average equity	10.06%	21.92%	11.68%	14.84%
Annualized return on average tangible common equity[2]	11.74%	25.84%	13.58%	17.31%
Dividends declared per share	$0.44	$0.42	$1.76	$1.64

Mortgage loan originations - Mortgage Banking	$98,238	$112,065	$498,797	$697,323
Mortgage loans sold - Mortgage Banking	109,387	130,910	498,852	763,041

________________________

1	Includes results of the holding company that are not allocated to the business segments and elimination of inter-segment activity.
2	For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

Market Ratios	12/31/2023	12/31/2022
Market value per share	$68.19	$58.27
Book value per share	$64.16	$56.27
Price to book value ratio	1.06	1.04
Tangible book value per share[1]	$56.28	$48.54
Price to tangible book value ratio[1]	1.21	1.20
Price to earnings ratio (ttm)	9.87	7.00

________________________

[1]	For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

			Minimum Capital
Capital Ratios	12/31/2023	12/31/2022	Requirements[3]
C&F Financial Corporation[1]
Total risk-based capital ratio	14.8%	15.4%	8.0%
Tier 1 risk-based capital ratio	12.6%	12.8%	6.0%
Common equity tier 1 capital ratio	11.3%	11.4%	4.5%
Tier 1 leverage ratio	10.1%	9.9%	4.0%

C&F Bank[2]
Total risk-based capital ratio	14.1%	14.2%	8.0%
Tier 1 risk-based capital ratio	12.9%	12.9%	6.0%
Common equity tier 1 capital ratio	12.9%	12.9%	4.5%
Tier 1 leverage ratio	10.3%	9.9%	4.0%

________________________

[1]

The Corporation, a small bank holding company under applicable regulations and guidance, is not subject to the minimum regulatory capital regulations for bank holding companies. The regulatory requirements that apply to bank holding companies that are subject to regulatory capital requirements are presented above, along with the Corporation’s capital ratios as determined under those regulations.

[2]	All ratios at December 31, 2023 are estimates and subject to change pending regulatory filings. All ratios at December 31, 2022 are presented as filed.
[3]	The ratios presented for minimum capital requirements are those to be considered adequately capitalized.

	For The Quarter Ended		For The Year Ended
	12/31/2023	12/31/2022	12/31/2023	12/31/2022
Reconciliation of Certain Non-GAAP Financial Measures
Adjusted Net Income and Adjusted Earnings Per Share
Net income, as reported	$5,088	$10,306	$23,746	$29,369
Branch consolidation - disposal of real estate[1]	-	(165)	-	(228)
Change in accounting policy election[2]	-	(2,151)	-	(2,151)
Adjusted net income	$5,088	$7,990	$23,746	$26,990

Weighted average shares - basic and diluted	3,367,931	3,475,716	3,411,995	3,517,114

Earnings per share - basic and diluted, as reported	$1.50	$2.97	$6.92	$8.29
Branch consolidation - disposal of real estate	-	(0.05)	-	(0.07)
Change in accounting policy election	-	(0.62)	-	(0.61)
Adjusted earnings per share - basic and diluted	$1.50	$2.30	$6.92	$7.61

Adjusted Return on Average Equity (ROE)
Average total equity, as reported	$202,235	$188,070	$203,261	$197,876

Annualized ROE, as reported	10.06%	21.92%	11.68%	14.84%
Adjusted annualized ROE	10.06%	16.99%	11.68%	13.64%

Adjusted Return on Average Assets (ROA)
Average total assets, as reported	$2,405,444	$2,332,930	$2,393,497	$2,319,683

Annualized ROA, as reported	0.85%	1.77%	0.99%	1.27%
Adjusted annualized ROA	0.85%	1.37%	0.99%	1.16%

Return on Average Tangible Common Equity & Adjusted Return on Average Tangible Common Equity
Average total equity, as reported	$202,235	$188,070	$203,261	$197,876
Average goodwill	(25,191)	(25,191)	(25,191)	(25,191)
Average other intangible assets	(1,439)	(1,710)	(1,538)	(1,820)
Average noncontrolling interest	(515)	(434)	(675)	(737)
Average tangible common equity	$175,090	$160,735	$175,857	$170,128

Net income	$5,088	$10,306	$23,746	$29,369
Amortization of intangibles	69	74	273	298
Net loss (income) attributable to noncontrolling interest	(20)	2	(142)	(210)
Net tangible income attributable to C&F Financial Corporation	$5,137	$10,382	$23,877	$29,457

Adjusted net income	$5,088	$7,990	$23,746	$26,990
Amortization of intangibles	69	74	273	298
Net loss (income) attributable to noncontrolling interest	(20)	2	(142)	(210)
Adjusted net tangible income attributable to C&F Financial Corporation	$5,137	$8,066	$23,877	$27,078

Annualized return on average tangible common equity	11.74%	25.84%	13.58%	17.31%
Adjusted annualized return on average tangible common equity	11.74%	20.07%	13.58%	15.92%

Adjusted Net Income, Community Banking Segment
Net income, community banking segment, as reported	$5,186	$10,620	$22,928	$24,374
Branch consolidation - disposal of real estate[1]	-	(165)	-	(228)
Change in accounting policy election[2]	-	(2,151)	-	(2,151)
Adjusted net income, community banking segment	$5,186	$8,304	$22,928	$21,995

________________________

1	Branch consolidation – disposal of real estate gains are gains recognized on the sale of former branch locations subsequent to consolidation into nearby branches and are net of related income taxes of $44,000 for the fourth quarter of 2022 and $61,000 for the year ended December 31, 2022.
2	A change in accounting policy election for certain equity investments, primarily consisting of equity interests in an independent insurance agency and a full service title and settlement agency, resulted in fair value adjustments in the fourth quarter of 2022, which resulted in the one-time recognition of additional other income of $2.2 million, net of related income taxes of $572,000.

	For The Quarter Ended		For The Year Ended
	12/31/2023	12/31/2022	12/31/2023	12/31/2022
Fully Taxable Equivalent Net Interest Income[1]
Interest income on loans	$29,093	$25,267	$110,938	$90,833
FTE adjustment	54	44	208	154
FTE interest income on loans	$29,147	$25,311	$111,146	$90,987

Interest income on securities	$2,906	$2,881	$11,954	$9,243
FTE adjustment	215	138	756	431
FTE interest income on securities	$3,121	$3,019	$12,710	$9,674

Total interest income	$32,408	$28,405	$124,137	$101,354
FTE adjustment	269	182	964	585
FTE interest income	$32,677	$28,587	$125,101	$101,939

Net interest income	$23,942	$25,977	$97,707	$93,464
FTE adjustment	269	182	964	585
FTE net interest income	$24,211	$26,159	$98,671	$94,049

____________________

1	Assuming a tax rate of 21%.

	12/31/2023	12/31/2022
Tangible Book Value Per Share
Equity attributable to C&F Financial Corporation	$216,475	$195,634
Goodwill	(25,191)	(25,191)
Other intangible assets	(1,407)	(1,679)
Tangible equity attributable to C&F Financial Corporation	$189,877	$168,764

Shares outstanding	3,374,098	3,476,614

Book value per share	$64.16	$56.27
Tangible book value per share	$56.28	$48.54